Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 24, 2021 (except for the third paragraph of Note 23, as to which the date is May 6, 2021), with respect to the combined financial statements of Bowman Consulting Group Ltd. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-255076) and related Prospectus of Bowman Consulting Group Ltd. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

May 6, 2021